EX-28.d.2.d.i

EXHIBIT A

AMENDED SUBADVISORY AGREEMENT

BETWEEN

NATIONWIDE FUND ADVISORS

NATIONWIDE VARIABLE INSURANCE TRUST

AND BLACKROCK INVESTMENT MANAGEMENT, LLC

Effective May 1, 2007

Amended January 10, 2017*

Funds of the Trust	Advisory Fees
NVIT S&P 500 Index Fund	0.01% on Aggregate Subadviser Assets† up to $1 billion;
0.009% on Aggregate Subadviser Assets† of $1 billion and more but less than $2 billion; and
0.007% on Aggregate Subadviser Assets† of $2 billion and more.

NVIT Small Cap Index Fund	0.03% on Aggregate Subadviser Assets† up to $500 million;
0.025% on Aggregate Subadviser Assets† of $500 million and more but less than $1 billion; and
0.02% on Aggregate Subadviser Assets† of $1 billion and more.

NVIT Mid Cap Index Fund	0.02% on Aggregate Subadviser Assets† up to $500 million;
0.0175% on Aggregate Subadviser Assets† of $500 million and more but less than $1 billion; and
0.015% on Aggregate Subadviser Assets† of $1 billion and more.

NVIT International Index Fund	0.04% on Aggregate Subadviser Assets† up to $500 million;
0.035% on Aggregate Subadviser Assets† of $500 million and more but less than $1 billion; and
0.025% on Aggregate Subadviser Assets† of $1 billion and more.

NVIT Bond Index Fund	0.05% on Aggregate Subadviser Assets† up to $500 million;
0.02% on Aggregate Subadviser Assets† of $500 million and more but less than $1 billion;
0.01% on Aggregate Subadviser Assets† of $1 billion and more but less than $2 billion; and
0.005% on Aggregate Subadviser Assets† of $2 billion and more.

BlackRock NVIT Equity Dividend Fund	0.30% on assets up to $500 million; and
0.275% on assets greater than $500 million

EX-28.d.2.d.i

*	As approved at the Board of Trustees Meeting held on December 7, 2016.
†	Reference is hereby made to a Subadvisory Agreement between Nationwide Fund Advisors, Nationwide Mutual Funds and BlackRock Investment Management, LLC dated May 1, 2007, as amended (the “NMF Subadvisory Agreement”).

For purposes of the NVIT S&P 500 Index Fund, the term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the NVIT S&P 500 Index Fund and the Subadviser Assets (as defined in the NMF Subadvisory Agreement) of the Nationwide S&P 500 Index Fund.

For purposes of the NVIT Small Cap Index Fund, the term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the NVIT Small Cap Index Fund and the Subadviser Assets (as defined in the NMF Subadvisory Agreement) of the Nationwide Small Cap Index Fund.

For purposes of the NVIT Mid Cap Index Fund, the term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the NVIT Mid Cap Index Fund and the Subadviser Assets (as defined in the NMF Subadvisory Agreement) of the Nationwide Mid Cap Market Index Fund.

For purposes of the NVIT International Index Fund, the term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the NVIT International Index Fund and the Subadviser Assets (as defined in the NMF Subadvisory Agreement) of the Nationwide International Index Fund.

For purposes of the NVIT Bond Index Fund, the term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the NVIT Bond Index Fund and the Subadviser Assets (as defined in the NMF Subadvisory Agreement) of the Nationwide Bond Index Fund.

EX-28.d.2.d.i

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Brian Hirsch

Name:	Brian Hirsch

Title:	CCO, Nationwide Funds

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Brian Hirsch

Name:	Brian Hirsch

Title:	CCO, Nationwide Funds

SUBADVISER
BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Michael J. Ferraro

Name:	Michael J. Ferraro

Title:	Director